EXHIBIT 10.1
EXECUTION VERSION

Published Deal CUSIP: 9292EDAE0
Published Term Loan Facility CUSIP: 929EDAF7

CREDIT AGREEMENT
DATED AS OF FEBRUARY 18, 2016
AMONG
WGL HOLDINGS, INC.,
THE LENDERS PARTIES HERETO,
U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,
TD BANK, N.A.,
AS SYNDICATION AGENT,
BRANCH BANKING AND TRUST COMPANY,
AS DOCUMENTATION AGENT,
AND
U.S. BANK NATIONAL ASSOCIATION AND TD BANK, N.A.,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

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ARTICLE IINTERPRETATION    1
1.1Definitions    1
1.2Accounting Terms    15
1.3Other Interpretive Provisions    15
ARTICLE IICREDIT FACILITY    16
2.1The Facility    16
2.2Loans    17
2.3Funding by Lenders; Disbursement to the Borrower    18
2.4Increases in Term Loans; Extension Option    19
2.5Repayments; Optional Principal Prepayments    20
2.6Changes in Interest Rate, etc    21
2.7Rates Applicable After Default    21
2.8Method of Payment    21
2.9Evidence of Indebtedness    22
2.10Telephonic Notices    23
2.11Interest Payment Dates; Interest Basis    23
2.12Notification of Loans, Interest Rates and Prepayments    23
2.13Lending Installations    23
2.14Non-Receipt of Funds by the Administrative Agent    24
2.15Maximum Interest Rate    24
2.16Increased Costs; Change in Circumstances; Illegality    24
2.17Taxes    26

(continued)
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2.18Compensation    30
2.19Mitigation Obligations; Replacement of Lenders    31
2.20Defaulting Lenders    32
ARTICLE IIICONDITIONS PRECEDENT    33
3.1Conditions to Agreement Date    33
ARTICLE IVREPRESENTATIONS AND WARRANTIES    34
4.1Corporate Existence    34
4.2Financial Condition    34
4.3Litigation    35
4.4No Breach    35
4.5Corporate Action    35
4.6Regulatory Approval    35
4.7Regulations U and X    36
4.8Pension and Welfare Plans    36
4.9Accuracy of Information    36
4.10Taxes    36
4.11Environmental Warranties    37
4.12Investment Company Act    38
4.13Subsidiaries    38
4.14OFAC; Anti-Terrorism Laws    38
4.15Anti-Corruption Laws and Sanctions    38

ii

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ARTICLE VCOVENANTS    39
5.1Financial Statements    39
5.2Litigation    41
5.3Corporate Existence, Compliance with Laws, Taxes, Examination of Books, Insurance, etc    41
5.4Use of Proceeds    41
5.5Environmental Covenant    42
5.6Financial Covenant    42
5.7Utility Dividends    42
5.8Borrower’s Continued Ownership of Utility’s Common Stock    42
ARTICLE VIEVENTS OF DEFAULT    42
ARTICLE VIIREMEDIES, WAIVERS AND AMENDMENTS    44
7.1Remedies Upon Event of Default    44
7.2Amendments    45
7.3Preservation of Rights    46
ARTICLE VIIIGENERAL PROVISIONS    47
8.1Survival of Representations    47
8.2Governmental Regulation    47
8.3Headings    47
8.4Entire Agreement    47
8.5Several Obligations; Benefits of this Agreement    47

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8.6Expenses; Indemnification    47
8.7[Reserved]    48
8.8[Reserved]    48
8.9Severability of Provisions    48
8.10Nonliability of Lenders    49
8.11Confidentiality    49
8.12Disclosure    49
8.13Rights Cumulative    49
8.14Syndication Agent; Documentation Agent    49
ARTICLE IXTHE ADMINISTRATIVE AGENT    50
9.1Appointment and Authority    50
9.2Rights as a Lender    50
9.3Exculpatory Provisions    50
9.4Reliance by Administrative Agent    51
9.5Delegation of Duties    52
9.6Resignation of Administrative Agent    52
9.7Non-Reliance on Administrative Agent and Other Lenders    53
9.8No Other Duties, etc    53
9.9Administrative Agent May File Proofs of Claim    53
ARTICLE XSETOFF; RATABLE PAYMENTS    54
10.1Setoff    54

iv

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10.2Ratable Payments    54
ARTICLE XIBENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    55
11.1Successors and Assigns    55
11.2Participations    55
11.3Assignments    57
11.4Dissemination of Information    58
11.5Tax Treatment    58
ARTICLE XIINOTICES    58
12.1Notices    58
12.2Change of Address    59
ARTICLE XIIICOUNTERPARTS; EFFECTIVENESS    59
ARTICLE XIVCHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL    59
14.1CHOICE OF LAW    59
14.2Consent To Jurisdiction    59
14.3WAIVER OF JURY TRIAL    60
14.4LIMITATION ON LIABILITY    60
14.5USA PATRIOT ACT NOTICE    60
14.6DOCUMENT IMAGING AND ELECTRONIC TRANSACTIONS    60

SCHEDULES
Schedule 1.1-A    Pricing Schedule

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Schedule 1.1-B    Commitments and Notice Addresses
Schedule 2.13        Lending Installations
Schedule 4.3        Litigation
Schedule 4.6        Regulatory Approval
Schedule 4.8        Employee Benefit Plans
Schedule 4.11        Environmental Matters
Schedule 4.13        Subsidiaries

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EXHIBITS
EXHIBIT 2.2.2    Form of Borrowing Notice
EXHIBIT 2.2.3    Form of Conversion/Continuation Notice
EXHIBIT 2.4-A    Form of Increasing Lender Supplement
EXHIBIT 2.4-B    Form of Augmenting Lender Supplement
EXHIBIT 2.5        Form of Notice of Prepayment
EXHIBIT 2.9.4    Form of Term Note
EXHIBIT 2.17-A    Form of Tax Compliance Certificate
EXHIBIT 2.17-B    Form of Tax Compliance Certificate
EXHIBIT 2.17-C     Form of Tax Compliance Certificate
EXHIBIT 2.17-D     Form of Tax Compliance Certificate
EXHIBIT 3.1(a)(6)    Form of Opinion
EXHIBIT 5.1        Form of Compliance Certificate
EXHIBIT 11.3.1    Form of Assignment Agreement

vii

CREDIT AGREEMENT, dated as of February 18, 2016 (the “Agreement”), among WGL HOLDINGS, INC., as Borrower, the financial institutions from time to time parties hereto, as LENDERS, U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, TD BANK, N.A., as Syndication Agent, and BRANCH BANKING AND TRUST COMPANY, as Documentation Agent.
RECITALS
WHEREAS, the Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
INTERPRETATION
1.1    Definitions. As used in this Agreement:
“Administrative Agent” means U.S. Bank National Association, in its capacity as administrative agent for the Lenders pursuant to Article IX, and not in its individual capacity as a Lender or any successor Administrative Agent appointed pursuant to Article IX.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Commitments” means the aggregate of the Commitments of all the Lenders, in the initial aggregate amount of $250,000,000, as increased pursuant to the terms hereof.
“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.
“Agreement Date” means the first date all the conditions precedent set forth in Section 3.1 shall have been satisfied or waived in accordance with the terms of this Agreement, which is February 18, 2016.
“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the Federal Funds Effective Rate for such day plus 0.50%, and (iii) the LIBOR Rate plus 1.00%.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Law” means, anything in Section 14.1 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) treaties, constitutions, statutes, rules, regulations, guidelines and orders of governmental bodies, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees.
“Applicable Margin” means, with respect to Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type as set forth in the Pricing Schedule.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time.
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means US Bank and TD Bank, N.A., each in its capacity as a joint lead arranger and bookrunner.
“Augmenting Lender” is defined in Section 2.4.
“Augmenting Lender Supplement” is defined in Section 2.4.
“Authorized Officer” means any of the Chief Executive Officer, the President and the Chief Operating Officer, the Chief Financial Officer, or the Treasurer of the Borrower, acting singly.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.).
“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.6, bears interest at the Alternate Base Rate plus the Applicable Margin.
“Borrower” means WGL Holdings, Inc., a Virginia corporation.
“Borrowing Date” means a date on which a Loan is made.
“Borrowing Notice” is defined in Section 2.2.2.
“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday, or a day on which commercial banks in New York, New York are authorized or required by law to be closed and (ii) in respect of any LIBOR determination, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank eurodollar market.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System List.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Control” means (i) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all capital stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty percent (30%) of the capital stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite such Lenders name on Schedule 1.1-B, as it may be modified as a result of any assignment that has become effective pursuant to Section 11.3.2 or as otherwise increased pursuant to the terms hereof.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Financial Indebtedness” means at any time the Financial Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Net Worth” means at any time the sum of common shareholders’ equity of the Borrower and preferred stock of the Utility, as reported on the consolidated balance sheet of the Borrower prepared as of such time.
“Consolidated Total Capitalization” means at any time the sum of Consolidated Financial Indebtedness and Consolidated Net Worth, each calculated at such time.
“Contingent Obligation” of a Person means any agreement, Contract, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Continuing Directors” shall mean the directors of the Borrower on the Agreement Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved or recommended by at least 51% of the then Continuing Directors.
“Contract” means (i) any agreement, including an indenture, lease or license, (ii) any deed or other instrument of conveyance, (iii) any certificate of incorporation or charter and (iv) any by-law.
“Controlled Group” means all members of a controlled group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control, which together with the Borrower are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
“Conversion/Continuation Notice” is defined in Section 2.2.3.
“Defaulting Lender” means, subject to Section 2.20.2, any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under the Bankruptcy Code or under other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20.2) upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each Lender.
“Designated Person” means any Person listed on a Sanctions List.
“Documentation Agent” means Branch Banking and Trust Company, acting in its capacity as documentation agent hereunder.
“Dollars” and the sign “$” mean lawful money of the United States of America.
“Eligible Assignee” means any Lender, Affiliate of a Lender or other Person that meets the requirements to be an assignee under Section 11.3.1.
“Employee Benefit Plans” is defined in Section 4.8.
“Environmental Laws” means any and all federal, state, local and foreign statutes, Applicable Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or Release of pollutants, contaminants, hazardous substances or wastes into ambient air, surface water, ground water, land surface or subsurface strata, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Event of Default” means an event described in Article VI.
“Exchange Act” means Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (y) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.17.6 and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Facility Termination Date” means February 18, 2018 (as such date may be extended pursuant to Section 2.4.2).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, in no event shall the Federal Funds Effective Rate be less than 0%.
“Financial Indebtedness” of a Person means such Person’s (i) obligations for borrowed money which, in accordance with GAAP, would be shown as short-term debt on a consolidated balance sheet of such Person, including obligations under notes, commercial paper, acceptances and other short-term instruments, and (ii) obligations for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on a consolidated balance sheet of such Person.
“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).
“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any governmental unit.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Hazardous Material” means: any “hazardous substance”, as defined by CERCLA; any petroleum product; or any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.
“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials.
“Increasing Lender” is defined in Section 2.4.
“Increasing Lender Supplement” is defined in Section 2.4.
“Incremental Term Loan” is defined in Section 2.4.
“Incremental Term Loan Amendment” is defined in Section 2.4.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens on, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by bonds, debentures, notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (viii) Contingent Obligations in respect of any type of obligation described in any of the other clauses of this definition, (ix) obligations in respect letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (x) for all purposes other than Section 5.6, net obligations under any Hedge Agreements, (xi) Operating Lease Obligations, (xii) obligations in respect of Sale and Leaseback Transactions and (xiii) Off-Balance Sheet Liabilities. Permitted Commodity Hedging Obligations shall not constitute Indebtedness for purposes of this Agreement.
“Indemnified Person” means any Person that is, or at any time was, the Administrative Agent, the Syndication Agent, the Documentation Agent, a Lender or an Arranger or an Affiliate, director, officer, employee or agent of any such Person.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Indemnitee” is defined in Section 8.6.2.
“Interest Period” means, with respect to a LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower pursuant to this Agreement; provided, that (i) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (iii) no Interest Period shall extend beyond the Facility Termination Date.
“Lenders” means the lending institutions listed on the signature pages of this Agreement, any Augmenting Lenders, and their respective successors and assigns.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent designated on its Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.13.
“LIBOR Rate” means:
(a)    with respect to each LIBOR Rate Loan comprising part of the same borrowing for any Interest Period, an interest rate per annum obtained by dividing (i) (y) the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for deposits denominated in Dollars or (z) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by U.S. Bank or one of its Affiliate banks to first-class banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period, by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such date of determination for an Interest Period equal to one month (commencing on the date of determination of such interest rate) or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by U.S. Bank or one of its Affiliate banks to first-class banks in the London interbank eurodollar market at their request at the date and time of determination.
Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than 0%.
“LIBOR Rate Loan” means a Loan which bears interest at the LIBOR Rate plus the Applicable Margin requested by the Borrower pursuant to Section 2.2.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, any term Loan made by such Lender pursuant to Article II (and any conversion or continuation thereof).
“Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, including any “environmental” or similar law, under Contract or otherwise and, in the case of any proceeding relating to any such claim or dispute, whether civil, criminal, administrative or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Agreement Date or before or after the Repayment Date.
“Loan Documents” means this Agreement and any Notes issued pursuant to Section 2.9.4, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.
“Material Adverse Effect” means any effect, resulting from any event or circumstance whatsoever, which will, or is reasonably likely to, have a material adverse effect on the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries, taken as a whole, on the ability of the Borrower to perform its obligations under this Agreement, or on the validity or enforceability of this Agreement.
“Material Subsidiary” means at any time with respect to a Person, a Subsidiary, if any, of such Person, the consolidated assets of which exceed at such time 15% of the consolidated assets of such Person and its Subsidiaries, if any, determined on a consolidated basis.
“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the payee or (ii) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.
“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Loan Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 2.4.2 or 7.2 and (ii) has been approved by the Required Lenders.
“Notes” means, collectively, all of the Term Notes that may be issued hereunder, and “Note” means any one of the Notes.
“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower or any Subsidiary of the Borrower to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of, or takes the place of, borrowing, but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19.2).
“Overdue Rate” means (i) in the case of overdue amounts of the principal of a LIBOR Rate Loan, (A) until the last day of the applicable Interest Period during which such Loan became due and payable, the rate otherwise applicable hereunder plus the Applicable Margin plus 2%, and (B) thereafter, the Alternate Base Rate in effect from time to time plus the Applicable Margin plus  2%, and (ii) in the case of all other overdue amounts, the Alternate Base Rate in effect from time to time plus the Applicable Margin plus 2%.
“Participants” is defined in Section 11.2.1.
“Participant Register” has the meaning given to such term in Section 11.2.1.
“Patriot Act” is defined in Section 14.5.
“Payment Date” means the last day of each March, June, September and December.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower is exposed in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Pricing Schedule” means Schedule 1.1-A attached hereto.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank, (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. Notwithstanding the foregoing, in no event shall the Prime Rate be less than 0%.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 11.3.1.
“Recipient” means (i) the Administrative Agent and (ii) any Lender, as applicable.
“Register” is defined in Section 11.3.4.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means “release”, as such term is defined in CERCLA.
“Repayment Date” means the later of (a) the Facility Termination Date, and (b) the date of the payment in full of all principal of and interest on the Loans and all other amounts payable or accrued hereunder.
“Required Lenders” means Lenders holding in the aggregate more than 50.0% of the aggregate principal amount of outstanding Loans; provided that the portion of outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes or making a determination of Required Lenders.
“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to U.S. Bank under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.
“Resignation Effective Date” is defined in Section 9.6.1.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC or (D) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions” means:
(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; and
(b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.
“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State, Her Majesty’s Treasury of the United Kingdom or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.
“SEC” means the Securities and Exchange Commission.
“SEC Disclosure Documents” means all reports on Forms 10K, 10Q, and 8K filed by the Borrower with the SEC.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having the ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having the ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Syndication Agent” means TD Bank, N.A., in its capacity as syndication agent hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Note” means a promissory note issued at the request of a Lender pursuant to Section 2.9.4, substantially in the form of Exhibit 2.9.4.
“Termination Value” in respect of any one or more Hedge Agreements, means after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in subsection (a), the amounts determined as the mark-to-market values for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Transferee” is defined in Section 11.4.
“Type” means a Loan’s nature as a Base Rate Loan or a LIBOR Rate Loan.
“Unmatured Default” means an event that, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“U.S. Bank” means U.S. Bank National Association, and its successors.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17.6(ii).
“Utility” means Washington Gas Light Company, a Virginia and District of Columbia corporation.
“Utility Credit Agreement” means that certain Credit Agreement, dated as of April 3, 2012, among the Utility, financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as syndication agent, and Branch Banking and Trust Company and TD Bank, N.A., as documentation agents, as amended by that certain First Amendment, dated as of December 19, 2014.
“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
1.2    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the closing of this Agreement; except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements, provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Section 5.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 5.6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
1.3    Other Interpretive Provisions.
(i)    Except as otherwise specified herein, all references herein (A) to any Person shall be deemed to include such Person’s successors and assigns and (B) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time.
(ii)    When used in this Agreement, the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article”, “Section”, “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.
(iii)    Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.
(iv)    Any item or list of items set forth following the word “including”, “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included”, such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(v)    Each authorization in favor of the Administrative Agent, the Lenders or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.
(vi)    Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.
ARTICLE II
CREDIT FACILITY
2.1    The Facility.
2.1.1    Term Loan. Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a Loan to the Borrower, on the Agreement Date, in an amount equal to its Commitment.
2.1.2    Repayment of Facility. Subject to the terms of this Agreement, any outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date; provided that if any authorization of any state official or state regulatory authority required under any Applicable Law, for any borrowing of Loans by the Borrower, expires without being extended at any time prior to the Facility Termination Date (and such authorization is required to be in effect at such time in order for the Borrower to continue to have such Loans and other unpaid Obligations outstanding under Applicable Law), then upon the expiration of such authorization, all outstanding Loans and all other unpaid Obligations shall be immediately paid in full by the Borrower. Amounts repaid in respect of the Loans may not be reborrowed.
2.2    Loans.
2.2.2    Types of Loans. The Loans may be made as, and from time to time continued as or converted to, Base Rate Loans or LIBOR Rate Loans (each a “Type” of Loan), or a combination thereof, selected by the Borrower in accordance with Section 2.2.3.
2.2.3    Borrowing of Loans. In order to request Loans (other than borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.2.3), the Borrower shall give the Administrative Agent irrevocable written notice (a “Borrowing Notice”), not later than 11:00 a.m. on the requested Borrowing Date of each Base Rate Loan and at least three Business Days before the requested Borrowing Date for each LIBOR Rate Loan. A Borrowing Notice shall be in the form of Exhibit 2.2.2 hereto and shall specify:
(i)    the requested Borrowing Date, which shall be a Business Day, of such Loan,
(ii)    the aggregate amount of such Loan,
(iii)    the Type of Loan selected, and
(iv)    in the case of each LIBOR Rate Loan, the Interest Period applicable thereto (which may not end after the Facility Termination Date).
Each LIBOR Rate Loan shall be in the minimum amount of $5,000,000 (and any whole multiple of $1,000,000 in excess thereof), and each Base Rate Loan shall be in the minimum amount of $1,000,000 (and any whole multiple of $1,000,000 in excess thereof). If the Borrower shall have failed to designate the Type of Loans selected, the Borrower shall be deemed to have requested Base Rate Loans. If the Borrower shall have failed to select the duration of the Interest Period to be applicable to any LIBOR Rate Loans requested, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.
Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount and Type of each Loan to be made by such Lender on the requested date specified therein. To the extent such Lenders have made such amounts available to the Administrative Agent as provided in Section 2.3, the Administrative Agent will make the aggregate of such amounts available to the Borrower in like funds as received by the Administrative Agent.
2.2.4    Conversion and Continuation of Outstanding Loans.
(i)    Each Base Rate Loan shall continue as a Base Rate Loan unless and until such Base Rate Loan is either converted into a LIBOR Rate Loan in accordance with this Section 2.2.3 or repaid in accordance with Section 2.5. Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Loan shall be automatically converted into a Base Rate Loan unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice in the manner set forth below requesting that, at the end of such Interest Period, such LIBOR Rate Loan continue as a LIBOR Rate Loan for the same or another Interest Period. The Borrower may elect from time to time to convert all or any part of a Base Rate Loan into a LIBOR Rate Loan. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit 2.2.3 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Loan into a LIBOR Rate Loan, or continuation of a LIBOR Rate Loan, not later than 11:00 a.m. at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(a)    the requested date, which shall be a Business Day, of such conversion or continuation,
(b)    the aggregate amount and Type of the Loan which is to be converted or continued, and
(c)    the amount of such Loan(s) which is to be converted or continued as a LIBOR Rate Loan and the duration of the Interest Period applicable thereto.
Each conversion of a LIBOR Rate Loan into a Base Rate Loan shall involve a minimum amount of $3,000,000 (and a whole multiple of $1,000,000, if in excess thereof). Each conversion of a Base Rate Loan into a LIBOR Rate Loan shall involve a minimum amount of $5,000,000 (and a whole multiple of $1,000,000 if in excess thereof). No partial conversion of LIBOR Rate Loans made pursuant to a single Borrowing Notice shall reduce the outstanding principal amount of such LIBOR Rate Loans to less than $5,000,000 (or to any greater amount not a whole multiple of $1,000,000 in excess thereof). Except as otherwise provided in Section 2.16.6, LIBOR Rate Loans may be converted into Base Rate Loans only on the last day of the Interest Period Applicable thereto (and in any event, if a LIBOR Rate Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.18 to be paid as a consequence thereof).
Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of (x) the contents thereof, (y) the amount and Type and, in the case of LIBOR Rate Loans, the last day of the applicable Interest Period of each Loan to be converted or continued by such Lender and (z) the amount and Type or Types of Loans into which such Loans are to be converted or as which such Loan are to be continued.
(ii)    Notwithstanding anything to the contrary contained in this Section 2.2, during an Event of Default, the Administrative Agent may notify the Borrower that Loans may only be converted into or continued as Loans of certain specified Types.
2.3    Funding by Lenders; Disbursement to the Borrower.
2.3.1    Funding by Lenders. Not later than 1:00 p.m. on the Agreement Date, each Lender shall make available to the Administrative Agent, in Dollars in funds immediately available to the Administrative Agent at its address specified pursuant to Article XII, the amount of Loans to be made by such Lender on such date.
2.3.2    Disbursement to the Borrower. Upon satisfaction of the applicable conditions set forth in Section 3.1, Loans shall be disbursed by the Administrative Agent not later than 3:30 p.m. on the date specified therefor by credit to an account of the Borrower at the Administrative Agent at its address specified pursuant to Article XII or in such other manner as may have been specified to and as shall be reasonably acceptable to the Administrative Agent, in each case in Dollars in funds immediately available to the Borrower, as the case may be.
2.4    Increases in Term Loans; Extension Option.
2.4.1    Increases in Term Loans. At any time following the Agreement Date and prior to the Facility Termination Date, the Borrower may enter into one or more tranches of additional term Loans (each, an “Incremental Term Loan”), up to an aggregate of $100,000,000, provided either by one or more then-existing Lenders (an “Increasing Lender”) or by new Lenders (an “Augmenting Lender”); provided that (i) each new Lender shall be reasonably acceptable to the Administrative Agent, (ii) no Unmatured Default or Event of Default shall exist immediately prior to or after the effective date of such Incremental Term Loan, (iii) all representations and warranties made by the Borrower in this Agreement as of the date of such Incremental Term Loan are true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct in all material respects on and as of such earlier date, (iv) each such Incremental Term Loan shall be in an aggregate amount not less than $10,000,000 or a whole multiple of $5,000,000 in excess thereof, (v) no such Incremental Term Loan shall become effective unless and until the Borrower, the Administrative Agent and each of the Increasing Lenders and Augmenting Lenders, as the case may be, shall have executed and delivered an agreement substantially in the form of Exhibit 2.4-A (an “Increasing Lender Supplement”) or Exhibit 2.4-B (an “Augmenting Lender Supplement)”, as applicable. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. Notwithstanding anything to the contrary in Section 7.2, the Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.4. On the effective date of the issuance of the Incremental Term Loans, each Lender that has agreed to extend such an Incremental Term Loan shall make its ratable share thereof available to the Administrative Agent, for remittance to the Borrower, on the terms and conditions specified by the Administrative Agent at such time. Nothing contained in this Section 2.4 shall constitute, or otherwise to be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans, at any time.
2.4.2    Extension Option. No earlier than 120 days and no later than 45 days prior to the second anniversary of this Agreement, the Borrower may, by written notice to the Administrative Agent, request that the Lenders extend the initial Facility Termination Date for one additional year. Any election by a Lender to extend the initial Facility Termination Date pursuant to such a request shall be at such Lender’s sole discretion and subject to such credit evaluation as such Lender may determine.
(iii)    No extension pursuant to this Section 2.4.2 shall become effective unless agreed to in writing not later than 30 days prior to the second anniversary of the Agreement Date by the Required Lenders.
(iv)    In the event that the Required Lenders, but not all Lenders shall agree to an extension requested pursuant to this Section 2.4.2, the Borrower shall be entitled to replace such Non-Consenting Lender in accordance with Section 2.19.2; provided that in the case of any assignment pursuant to this Section 2.4.2(ii), the applicable assignee shall have consented to the extension of the initial Facility Maturity Date; provided further that, to the extent the Borrower shall not replace any Non-Consenting Lender, the Borrower shall repay all Obligations owed to such Non-Consenting Lender hereunder on the initial Facility Termination Date in accordance with the terms of this Agreement.
(v)    An extension of the Facility Termination Date pursuant to this Section 2.4.2 shall only become effective upon the receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such extension of the Facility Termination Date (i) no Unmatured Default or Event of Default has occurred and is continuing and (ii) all representations and warranties made by the Borrower in this Agreement as of the date of such extension are true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is true and correct in all material respects on and as of such earlier date.
2.5    Repayments; Optional Principal Prepayments.
(a)    Each Loan shall mature and become due and payable, and shall be repaid by the Borrower, in full on the Facility Termination Date.
(b)    The Borrower may from time to time pay, without penalty or premium, all outstanding Loans, or any portion of the outstanding Loans, on any Business Day upon notice to the Administrative Agent one Business Day prior to each intended prepayment of Base Rate Loans and three Business Days prior to each intended prepayment of LIBOR Rate Loans; provided that (i) each partial payment of LIBOR Rate Loans shall be in the minimum amount of $5,000,000 (and a whole multiple of $1,000,000 if in excess thereof), and each partial payment of Base Rate Loans shall be in the minimum amount of $3,000,000 (and a whole multiple of $1,000,000 if in excess thereof), (ii) no partial payment of LIBOR Rate Loans made pursuant to a single borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Rate Loans under such borrowing to less than $5,000,000 (and a whole multiple of $1,000,000 if in excess thereof), and (iii) unless made together with all amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Rate Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice of prepayment shall be in the form of Exhibit 2.5 and shall specify (i) the date such prepayment is to be made and (ii) the amount and Type of the Loans to be prepaid and, in the case of LIBOR Rate Loans, the last day of the applicable Interest Period of the LIBOR Rate Loans to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount and Type of the Loans to be prepaid and, in the case of LIBOR Rate Loans, the last day of the applicable Interest Period of each LIBOR Rate Loan of such Lender to be prepaid. Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon as provided in Section 2.11.
2.6    Changes in Interest Rate, etc. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a LIBOR Rate Loan into a Base Rate Loan pursuant to Section 2.2.3 to but excluding the date it becomes due or is converted into a LIBOR Rate Loan pursuant to Section 2.2.3 hereof, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for such day. Each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the applicable LIBOR Rate plus the Applicable Margin. No Interest Period may end after the Facility Termination Date.
2.7    Rates Applicable After Default. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 7.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Loan may be made as, converted into, or continued as a LIBOR Rate Loan. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 7.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Loan and all other amounts payable under the Loan Documents shall bear interest at the Overdue Rate; provided that, during the continuance of an Event of Default under Sections 6.1, 6.7 or 6.8, any amount payable under the Loan Documents not paid when due (whether at maturity, by reason of notice of prepayment or otherwise) shall bear interest at a rate per annum equal to the Overdue Rate without any election or action on the part of the Administrative Agent or any Lender.
2.8    Method of Payment.
2.8.1    Payments by Borrower. All payments of the Obligations hereunder and under the other Loan Documents shall be made, observed or performed, without setoff, deduction, or counterclaim (whether sounding in tort, contract or otherwise) or Tax. All amounts payable for the account of the Administrative Agent shall be paid in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. All amounts payable for the account of any Lender under the Loan Documents shall, in the case of payments on account of principal of or interest on the Loans, be made to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XII and, in the case of all other payments, be made directly to such Lender at its address specified pursuant to Article XII or at such other address as such Lender may designate by notice to the Borrower.
2.8.2    Payments to Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Effective Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.
2.9    Evidence of Indebtedness.
2.9.1    Lenders’ Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
2.9.2    Administrative Agent’s Evidence of Indebtedness. The Administrative Agent shall also maintain the Register of accounts pursuant to Section 11.3.4 in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
2.9.3    Effect of Entries. The entries maintained in the accounts and records maintained pursuant to Sections 2.9.1 and 2.9.2 above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts and records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
2.9.4    Notes Upon Request. Any Lender may request that its Loans be evidenced by Notes. In such event, the Borrower shall prepare, execute and deliver to such Lender, a Term Note in the form of Exhibit 2.9.4, payable to the order of such Lender. Thereafter, the Loans represented by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 11.3) be evidenced by a Note payable to the order of the payee named therein or any assignee pursuant to Section 11.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Section 2.9.1 above.
2.10    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert, or continue Loans; to effect selections of Types of Loans; and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.11    Interest Payment Dates; Interest Basis. Interest accrued on each Base Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Agreement Date, on any date on which the Base Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Loan converted into a LIBOR Rate Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each LIBOR Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each LIBOR Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. Interest shall be calculated for actual days elapsed on the basis of a 360 day year, except that interest calculated based on the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. Whenever any payment to the Administrative Agent or any Lender under the Loan Documents would otherwise be due on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day; provided, however, that if such next succeeding Business Day falls in a new calendar month, such payment shall instead be due on the immediately preceding Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder. Interest at the Overdue Rate shall be payable on demand.
2.12    Notification of Loans, Interest Rates and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, Incremental Term Loan Amendment and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the LIBOR Rate or Alternate Base Rate applicable to each Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. The Administrative Agent will notify each Lender of any request by the Borrower pursuant to (i) Section 2.4.1 for Incremental Term Loans and (ii) Section 2.4.2 to extend the initial Facility Termination Date.
2.13    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. A Lender may designate a separate Lending Installation for the purpose of making or maintaining different Types of Loans, and with respect to LIBOR Rate Loans such office may be a domestic or foreign branch or Affiliate of such Lender.
2.14    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal or interest to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended Recipient or Recipients in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the Recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day for the first three days and, thereafter, at the Alternate Base Rate plus 2%.
2.15    Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loans.
2.16    Increased Costs; Change in Circumstances; Illegality.
2.16.1    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank eurodollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender, or such other Recipient of making, converting to, continuing or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by such Lender, or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, or other Recipient, the Borrower will pay to such Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
2.16.2    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Installation of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
2.16.3    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.16.1 or 2.16.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
2.16.4    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.16 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.16.5    LIBOR Unavailable. If, (i) on or prior to the first day of any Interest Period, the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, or (ii) on or prior to the first day of any Interest Period, the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the LIBOR Rate for LIBOR Rate Loans for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Rate Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (a) all then outstanding LIBOR Rate Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (b) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Rate Loans shall be suspended (including pursuant to the borrowing to which such Interest Period applies), and (c) any Borrowing Notice or Conversion/Continuation Notice given at any time thereafter with respect to LIBOR Rate Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.
2.16.6    Illegality. Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any Applicable Law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Rate Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Rate Loans shall automatically on the expiration date of the applicable Interest Period (or, to the extent any such LIBOR Rate Loan may not lawfully be maintained as a LIBOR Rate Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Rate Loans shall be suspended (including pursuant to any borrowing for which the Administrative Agent has received a Borrowing Notice but for which the Borrowing Date has not arrived), and (iii) any Borrowing Notice or Conversion/Continuation Notice given at any time thereafter with respect to LIBOR Rate Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.
2.17    Taxes.
2.17.1    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
2.17.2    Payments of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
2.17.3    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
2.17.4    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17.4.
2.17.5    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
2.17.6    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(a)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(b)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.17-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17-B or Exhibit 2.17-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17-D on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(d)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
2.17.7    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.17.8    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.18    Compensation. The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Rate Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a borrowing or continuation of, or conversion into, a LIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice or Conversion/Continuation Notice, (ii) if any repayment, prepayment or conversion of any LIBOR Rate Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19.2 or any acceleration of the maturity of the Loans pursuant to Article VII), (iii) if any prepayment of any LIBOR Rate Loan is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Rate Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 2.18 shall be made as though such Lender had actually funded its relevant LIBOR Rate Loan through the purchase of a eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.18. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.18 by any Lender as to any additional amounts payable pursuant to this Section 2.18 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 2.18 of any such losses, expenses or liabilities shall be conclusive absent manifest error.
2.19    Mitigation Obligations; Replacement of Lenders.
2.19.1    If any Lender requests compensation under Section 2.16, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
2.19.2    If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.17 and, in each case, such Lender has declined or is unable to designate a different Lending Installation in accordance with Section 2.19.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.17) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.3.2;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.18) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a request for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
2.20    Defaulting Lenders.
2.20.1    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(vi)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 7.2.
(vii)    Defaulting Lender Waterfall. Any payment of principal, interest or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article X shall be applied at such time or times as may be determined by the Administrative Agent as follows:
(a)    first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;
(a)    second, as the Borrower may request (so long as no Unmatured Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;
(b)    third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;
(b)    fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
(c)    fifth, so long as no Unmatured Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(d)    sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
2.20.2    If the Borrower and the Administrative Agent, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III
CONDITIONS PRECEDENT
3.1    Conditions to Agreement Date. The obligation of each Lender to make the Loans on the Agreement Date, is subject to the satisfaction of the following conditions precedent:
(c)    The Administrative Agent shall have received the following, each dated as of the Agreement Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:
(1)    Fully executed counterparts of this Agreement from the Borrower, each Lender and the Administrative Agent.
(2)    Copies of the articles or certificate of incorporation of the Borrower, together with all amendments thereto certified by the Secretary or Assistant Secretary of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdictions of incorporation.
(3)    Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing (i) the execution of the Loan Documents to which the Borrower is a party and (ii) borrowings hereunder by the Borrower in an aggregate amount up to $350,000,000.
(4)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
(5)    A certificate signed by a duly authorized officer of the Borrower stating that:
(i)    the representations and warranties contained in Article IV are correct on and as of the Agreement Date, and
(ii)    no event has occurred and is continuing that constitutes an Unmatured Default or Event of Default.
(6)    A written opinion of the Borrower’s counsel, addressed to the Lenders substantially in the form of Exhibit 3.1(a)(6).
(7)    Any Notes requested by a Lender pursuant to Section 2.9 payable to the order of each such requesting Lender.
(8)    Evidence satisfactory to the Administrative Agent of any required Governmental Approvals or consents regarding this Agreement.
Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Agreement Date specifying its objection thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
4.1    Corporate Existence. Each of the Borrower and its Material Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.
4.2    Financial Condition.
(d)    The consolidated balance sheet and statement of consolidated capitalization of the Borrower and its consolidated Subsidiaries, if any, as at September 30, 2015 and the related consolidated statements of income, cash flows, common stockholders’ equity and income taxes of the Borrower and its consolidated Subsidiaries, if any, for the fiscal year ended on September 30, 2015, with the opinion thereon of Deloitte & Touche LLP, and the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, if any, as at December 31, 2015 and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries, if any, for the applicable three-month period ended on such date, heretofore furnished to each of the Lenders fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries, if any, as at said date and the results of their operations for the fiscal year and the applicable three-month period ended on said dates (subject, in the case of financial statements as at December 31, 2015 to normal year-end audit adjustments), all in accordance with GAAP and practices applied on a consistent basis. Neither the Borrower nor any of its Material Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.
(e)    Since September 30, 2015, there has been no material adverse change in the consolidated financial condition or operations, or business of the Borrower and its consolidated Subsidiaries, taken as a whole, if any, from that set forth in said financial statements as at said date.
4.3    Litigation. Other than as set out in Schedule 4.3 hereto, there are no legal or arbitral proceedings or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Material Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could have a Material Adverse Effect during the term of this Agreement.
4.4    No Breach. None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Borrower, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or its Material Subsidiaries is a party or by which it is bound or to which it is subject or which is applicable to it, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Material Subsidiaries pursuant to the terms of any such agreement or instrument.
4.5    Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Notes and to consummate the transactions herein contemplated, and the execution, delivery and performance of this Agreement and the Notes, and the consummation of the transactions herein contemplated, by the Borrower have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and each of the Notes when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.
4.6    Regulatory Approval. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Loan Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than consents, authorizations and filings that have been (or on or prior to the Agreement Date will have been) made or obtained and that are (or on the Agreement Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 4.6.
4.7    Regulations U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Federal Reserve System Board Regulation U or X, or any official rulings on or interpretations of such regulations. Terms for which meanings are provided in Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section 4.7 with such meanings.
4.8    Pension and Welfare Plans. The Borrower is in compliance with the applicable provisions of ERISA, except where failure so to comply would not reasonably likely to have a Material Adverse Effect during the term of this Agreement. During the twelve consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate or completely or partially withdraw from any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 303 (k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty or which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.8 (“Employee Benefit Plans”), neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
4.9    Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, in light of the circumstances under which they were made, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Administrative Agent and such Lender, and such information is not, or shall not be, as the case may be, in light of the circumstances under which they were made, incomplete by omitting to state any material fact necessary to make such information not misleading; provided that, with respect to projected financial information and forward looking statements, the Borrower represents only that such information is or was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections as to future events and forward looking statements are not viewed as facts and that the actual results may vary from such projections or forward looking statements and such variances may be material.
4.10    Taxes. United States Federal income tax returns of the Utility and those of its Subsidiaries that have filed their returns on a consolidated basis with the Utility have been examined and/or closed through the fiscal year of the Utility ended September 30, 2011. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.
4.11    Environmental Warranties. Except as previously disclosed in the SEC Disclosure Documents or on Schedule 4.11:
(a)    all facilities and property (including underlying groundwater) owned, operated or leased by the Borrower or any of its Subsidiaries are in material compliance with all Environmental Laws, except for such instances of noncompliance as are not reasonably likely, singly or in the aggregate, to have a Material Adverse Effect during the term of this Agreement;
(b)    there have been no past, and there are no pending or threatened:
(1)    claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law or,
(2)    complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law;
except as are not reasonably likely, singly or in the aggregate, to have a Material Adverse Effect during the term of this Agreement;
(c)    to the Borrower’s knowledge, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement;
(d)    the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses, except as are not reasonably likely, singly or in the aggregate, to have a Material Adverse Effect during the term of this Agreement;
(e)    no property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or, to the Borrower’s knowledge, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or cleanup;
(f)    to the Borrower’s knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement;
(g)    to the Borrower’s knowledge, neither Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement;
(h)    there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement; and
(i)    no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, which would have a Material Adverse Effect during the term of this Agreement.
4.12    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.13    Subsidiaries. Schedule 4.13 is a true and complete list of all Subsidiaries of the Borrower as of the Agreement Date.
4.14    OFAC; Anti-Terrorism Laws.
(a)    Neither the Borrower nor any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, the Foreign Corrupt Practices Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
4.15    Anti-Corruption Laws and Sanctions.
(a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(b) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.
(c) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or controlled Affiliate of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby is a Designated Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in any Sanctioned Country.
ARTICLE V
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
5.1    Financial Statements. The Borrower shall deliver to the Administrative Agent:
(f)    first, as soon as available and in any event within 50 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, a consolidated statement of income of the Borrower and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and a consolidated statement of cash flows for the period from the beginning of the respective fiscal year to the end of such period, the related consolidated balance sheet as at the end of such period, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);
(g)    second, as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, consolidated statements of income, common stockholders’ equity, cash flows, and income taxes of the Borrower and its consolidated Subsidiaries for such year and the related consolidated balance sheet and statement of capitalization at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state, without material qualification, that said financial statements fairly present the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year;
(h)    third, promptly upon their becoming available, notification of the filing of all registration statements, regular periodic reports, if any, and SEC Disclosure Documents which the Borrower shall have filed with the SEC (or any governmental agency substituted therefor) or any national securities exchange;
(i)    fourth, promptly upon the mailing thereof to the shareholders of the Borrower generally, copies, if not publicly available, or notification of mailing, of all financial statements, reports and proxy statements so mailed;
(j)    fifth, promptly after the Borrower knows or has reason to know that any Event of Default or Unmatured Default has occurred, a notice of such Event of Default or Unmatured Default, describing the same in reasonable detail, and indicating what action is being undertaken with respect to such Event of Default or Unmatured Default;
(k)    sixth, immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan or the complete or partial withdrawal from any Pension Plan by the Borrower or any member of its Controlled Group, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and
(l)    seventh, from time to time such other information regarding the business, affairs or financial condition of the Borrower or any of its Subsidiaries as any Lender or the Administrative Agent may reasonably request.
The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to clause (a) or (b) above, a compliance certificate, substantially in the form of Exhibit 5.1 executed by an Authorized Officer of the Borrower.
Information required to be delivered pursuant to clause (a), (b), (c) or (d) above shall be deemed to have been delivered on the date on which (i) such information is actually delivered to the Administrative Agent for distribution to the Lenders or (ii) such information (x) has been posted by the Borrower on the Borrower’s website at www.wglholdings.com, or at www.sec.gov or www.ferc.gov and (y) the Borrower provides notice to the Lenders that such information is available and specifies one or more of the above websites on which such information is located. At the request of the Administrative Agent, the Borrower will provide, by electronic mail, electronic versions of all documents containing such information.
5.2    Litigation. The Borrower shall promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings before any governmental or regulatory authority or agency, affecting the Borrower or its Material Subsidiaries, except proceedings as to which there is no reasonable possibility of an adverse determination or which, if adversely determined, would not have a Material Adverse Effect during the term of this Agreement.
5.3    Corporate Existence, Compliance with Laws, Taxes, Examination of Books, Insurance, etc. The Borrower shall, and shall cause each of its Material Subsidiaries to: preserve and maintain its corporate existence, except (in the case of the Material Subsidiaries only) if failure to comply with such requirements would not materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrower and its Subsidiaries; preserve all of its material rights, privileges and franchises if failure to maintain such existence, rights, privileges or franchises would materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrower and its Subsidiaries; comply with the requirements of all Applicable Laws (except Anti-Corruption Laws and Sanctions), except if failure to comply with such requirements would not materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrower and its Subsidiaries; comply in all material respects with the requirements of all Anti-Corruption Laws and Sanctions; provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as are not reasonably likely, singly or in the aggregate, to have a Material Adverse Effect during the term of this Agreement; permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.
5.4    Use of Proceeds. The Borrower shall use the proceeds of the Loans hereunder for its general corporate purposes, including, without limitation, for capital investments (in compliance with all applicable legal and regulatory requirements). The Borrower shall not request any borrowing of Loans and the Borrower shall not use, and the Borrower shall cause its Subsidiaries and its or their respective directors, officers and employees not to use, the proceeds of any Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
5.5    Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to:
(m)    use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, will not have a Material Adverse Effect during the term of this Agreement, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any noncompliance with the provisions thereof, will not have a Material Adverse Effect during the term of this Agreement, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that will not have a Material Adverse Effect during the term of this Agreement;
(n)    immediately notify the Administrative Agent and provide copies upon receipt of all written inquiries from any Governmental Authority, claims, complaints or notices relating to the condition of its facilities and properties or compliance with Environmental Laws which will have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or investigate and contest in good faith any actions and proceedings relating to material compliance with Environmental Laws; and
(o)    provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.5.
5.6    Financial Covenant. The Borrower will not permit the ratio of (i) its Consolidated Financial Indebtedness to (ii) its Consolidated Total Capitalization to exceed 0.65 to 1.0 at any time.
5.7    Utility Dividends. The Borrower shall not, and shall cause the Utility not to, enter into or permit to exist any restriction or other limitation on the ability of the Utility to pay dividends to the Borrower, other than restrictions and limitations required by Applicable Law, the terms of the Utility’s preferred stock or the terms of the Utility Credit Agreement.
5.8    Borrower’s Continued Ownership of Utility’s Common Stock. The Borrower shall continue to own 100% of common stock of the Utility and 99% of all issued and outstanding stock of the Utility.
ARTICLE VI
EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall constitute an Event of Default:
6.1    The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
6.2    The Borrower or any of its Material Subsidiaries (i) shall default in the payment when due of any principal of or interest on any of its other Indebtedness having an aggregate principal amount of at least $25,000,000, (ii) shall default under any Hedge Agreement with a Termination Value of at least $25,000,000, (iii) or fails to observe or perform any other agreement or condition relating to any note, agreement, indenture or other document evidencing or relating to any such Indebtedness; or any other event occurs, the effect of which is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity.
6.3    Any representation, warranty or certification made or deemed made herein by the Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made, deemed made, or furnished in any material respect.
6.4    The Borrower shall default in the performance of its obligations under Section 5.1(e), 5.6 or 5.8 hereof.
6.5    The Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date on which a senior officer of the Borrower becomes aware of such default, or (ii) the date on which notice thereof is given to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent).
6.6    The Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.
6.7    The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.
6.8    A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code.
6.9    A final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate that is not covered by insurance, performance bonds or the like shall be rendered by a court or courts against the Borrower or any of its Subsidiaries, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 90 days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of 90 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.
6.10    Any of the following events shall occur with respect to any Pension Plan:
(i)    the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $50,000,000; or
(ii)    the complete or partial withdrawal from any Pension Plan by the Borrower or any member of its Controlled Group if, as a result of such withdrawal, the Borrower or any such member could incur any liability by such Pension Plan in excess of $50,000,000; or
(iii)    a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA.
6.11    Any license, consent, authorization or approval, filing or registration now or hereafter necessary to enable the Borrower to comply with its obligations hereunder or under the Notes shall be revoked, withdrawn, withheld or not effected or shall cease to be in full force and effect.
6.12    The occurrence of any Change in Control.
ARTICLE VII
REMEDIES, WAIVERS AND AMENDMENTS
7.1    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
7.1.1    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
7.1.2    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
7.1.3    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of any Event of Default described in Sections 6.6, 6.7 or 6.8 occurs with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 6.6, 6.7 or 6.8) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
7.2    Amendments. Subject to the provisions of this Article VII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:
(i)    Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon;
(ii)    Increase any Commitment of any such Lender over the amount thereof in effect (without the consent of such Lender) or extend the maturity thereof (it being understood that any waiver of Unmatured Default or Event of Default, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase); provided that only the consent of the Required Lenders is needed to waive the obligation to pay any Overdue Rate;
(iii)    Reduce the percentage specified in the definition of Required Lenders;
(iv)    Extend the Facility Termination Date (except as set forth in Section 2.4.2), increase the period by which the Repayment Date may be extended (except as set forth in Section 2.4.2), reduce the amount or extend the payment date for, the mandatory payments required under Section 2.1.2, or permit the Borrower to assign its rights under this Agreement;
(v)    Alter any provision in this Agreement providing for the pro rata treatment of the Lenders; or
(vi)    Amend this Section 7.2 or any provision of this Agreement requiring the consent or other action of all of the Lenders.
Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.
Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 11.3.2 without obtaining the consent of any other party to this Agreement.
7.3    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 7.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive during the period that the Loans herein contemplated are outstanding.
8.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any Applicable Law.
8.3    Headings. Headings to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
8.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
8.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 8.6, 8.10 and 8.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
8.6    Expenses; Indemnification.
8.6.1    Expenses. The Borrower shall pay:
(i)    the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers, and their respective Affiliates, in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents;
(ii)    the Administrative Agent, the Arrangers and the Lenders for any reasonable costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection and enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.6, or (B) in connection with the Loans made, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; and
(iii)    any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.
8.6.2    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower and any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Material on or from any property owned or operated by the Borrower of any of its Subsidiaries, or any environmental claim related in any way the Borrower or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 8.6.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.
8.6.3    Payments on Demand. All amounts due under this Section 8.6 shall be payable by the Borrower within 10 days after demand therefor.
8.7    [Reserved]
8.8    [Reserved]
8.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.
8.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers, nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
8.11    Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its data and other electronic service providers, to its Affiliates and to other Lenders and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by Applicable Law, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) as permitted by Section 11.4.
8.12    Disclosure. The Borrower and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
8.13    Rights Cumulative. Each of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.
8.14    Syndication Agent; Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any liability or obligation whatsoever to the Borrower, the Administrative Agent or any Lender at any time under this Agreement, other than its obligations as a Lender hereunder.
ARTICLE IX
THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints U.S. Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 9.6, the provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions.
9.3.1    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any the Bankruptcy Code or under other applicable bankruptcy, insolvency or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or any other applicable bankruptcy insolvency or similar law now or hereafter in effect; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
9.3.2    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2 and 7.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default or Event of Default unless and until notice describing such Unmatured Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.
9.3.3    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
9.6    Resignation of Administrative Agent.
9.6.2    Resignation Effective Date. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate thereof. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such note on the Resignation Effective Date.
9.6.3    Removal. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
9.6.4    Discharge of Duties After Resignation. With effect from the Resignation Effective Date or Removal Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 9.6.1. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 8.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Documentation Agent or the Syndication Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or under other applicable bankruptcy, insolvency or similar law now or hereafter in effect or any other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 8.6) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 8.6.
ARTICLE X
SETOFF; RATABLE PAYMENTS
10.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if any Event of Default occurs and is continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, with the Borrower remaining liable for any deficiency; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 10.1 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon Obligations owing to it in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to (i) notify the Administrative Agent of such fact and (ii) purchase participations (for cash at face value) in the Obligations held by the other Lenders so that after such acquisition each Lender will hold its ratable proportion of the then outstanding Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 10.2 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 10.2 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. If under the Bankruptcy Code or under other applicable bankruptcy, insolvency or similar law now or hereafter in effect, any Lender receives a secured claim in lieu of a setoff to which this Section 10.2 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 10.2 to share in the benefits of any recovery on such secured claim. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or other amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XI
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
11.1    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 11.3. The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
11.2    Participations.
11.2.1    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 7.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16.1, 2.16.2, 2.17, and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.3; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under Section 11.3 and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
11.2.2    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.3    Assignments.
11.3.4    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an agreement substantially in the form of Exhibit 11.3.1. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Approved Fund or an Affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s outstanding Loans. No such assignment shall be made to (A) a natural person, (B) the Borrower or any of its respective Affiliates or Subsidiaries or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.
11.3.5    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 11.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitments assigned to such Purchaser but such transferor Lender shall continue to be entitled to the benefits of Sections 2.16.1, 2.16.2, 2.17, and 2.18 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.2.2.
11.3.6    Assignments by a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (ii) acquire its full share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
11.3.7    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1-B a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
11.4    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 8.11 of this Agreement.
11.5    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.17.
ARTICLE XII
NOTICES
12.1    Notices. Except as otherwise permitted by Section 2.10 with respect to Borrowing Notices and Continuation/Conversion Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address or facsimile number set forth on its Administrative Questionnaire or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 12.1. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (z) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
12.2    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIII
COUNTERPARTS; EFFECTIVENESS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall become effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Agreement.
ARTICLE XIV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
14.1    CHOICE OF LAW. THE RIGHTS AND DUTIES OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS UNDER THIS AGREEMENT AND THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE), AND THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
14.2    Consent To Jurisdiction. Any judicial proceeding brought against the Borrower with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in The City of New York, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with any Loan Document Related Claim and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Article XII, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of the Administrative Agent, any Lender or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of the Administrative Agent, the Syndication Agent, the Documentation Agent, any Lender or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against the Administrative Agent or any Lender involving any Loan Document Related Claim shall be brought only in a court located in the City and State of New York.
14.3    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.
14.4    LIMITATION ON LIABILITY. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, NEITHER THE ADMINISTRATIVE AGENT, NOR THE LENDERS NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, PUNITIVE DAMAGES SUFFERED BY THE BORROWER IN CONNECTION WITH ANY LOAN DOCUMENT RELATED CLAIM.
14.5    USA PATRIOT ACT NOTICE. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, and any successor statute, the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
14.6    DOCUMENT IMAGING AND ELECTRONIC TRANSACTIONS. Borrower hereby acknowledges the receipt of a copy of the Agreement and all other Loan Documents. The Administrative Agent may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the Agreement and any or all of the Loan Documents. The Administrative Agent may store the electronic image of such Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s normal business practices, with the electronic image deemed to be an original.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
WGL HOLDINGS, INC.

By:     /s/ Vincent L. Ammann, Jr.
    Name: Vincent L. Ammann, Jr.
    Title: Senior Vice President and Chief              Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:     /s/ Raymond J. Palmer
    Name: Raymond J. Palmer
    Title: Senior Vice President

TD BANK, N.A., as Syndication Agent and Lender

By:     /s/ Vijay Prasad
    Name: Vijay Prasad
    Title: Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as Documentation Agent and Lender

By:     /s/ John K. Perez
    Name: John K. Perez
    Title: Senior Vice President

THE BANK OF NEW YORK MELLON, as Lender

By:     /s/ Richard K. Fronapfel, Jr.
    Name: Richard K. Fronapfel, Jr.
    Title: Vice President

SCHEDULES TO

CREDIT AGREEMENT
DATED AS OF FEBRUARY 18, 2016
AMONG
WGL HOLDINGS, INC.,
THE LENDERS PARTIES HERETO,
U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,
TD BANK, N.A.,
AS SYNDICATION AGENT,
BRANCH BANKING AND TRUST COMPANY,
AS DOCUMENTATION AGENT,
AND
U.S. BANK NATIONAL ASSOCIATION AND TD BANK, N.A.,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

Schedule 1.1-A
PRICING SCHEDULE

Applicable Margin	Level I	Level II	Level III
LIBOR Rate Loans	0.725%	0.80%	.0875%
ABR Loans	0.0%	0.0%	0.0%

“Level” means Level I, Level II or Level III, as applicable.
“Level I” exists at any date if, on such date, any two (2) of the following ratings are in effect: Moody’s Rating is A1 or higher, S&P Rating is A+ or higher, and Fitch’s Rating is A+ or higher.
“Level II” exists at any date if, on such date, any two (2) of the following ratings are in effect: Moody’s Rating is A2, S&P Rating is A, and Fitch’s Rating is A.
“Level III” exists at any date if, on such date, Level I or Level II does not exist.
“Fitch’s Rating” means, at any time, the rating issued by Fitch Ratings, Ltd. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Rating Agency” means each of Fitch Ratings, Ltd., Moody’s Investors Service, Inc., and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.
“S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
The Applicable Margin shall be determined in accordance with the foregoing schedule based on the Borrower’s Level as determined from the then current Moody’s Rating, S&P Rating and Fitch’s Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating, no S&P Rating and no Fitch’s Rating, Level III shall apply.
If at any relevant time ratings are maintained by all of the Rating Agencies, and the Borrower’s ratings are at different Levels, the Level of the intermediate rating will apply. If at any time relevant ratings are maintained by only two of the Rating Agencies, and the Borrower’s ratings are at two different Levels, the applicable Level shall be the higher Level, unless one of the two ratings is in a Level which is two or more Levels lower than the Level of the other rating, in which case the applicable Level shall be the Level which is immediately below the Level of the higher rating. If at any relevant time a rating is maintained by only one Rating Agency, the Level of that rating will apply.

Schedule 1.1-B
COMMITMENTS

Lender	Commitment
U.S. Bank National Association	$75,000,000.00
TD Bank, N.A.	$75,000,000.00
Branch Banking and Trust Company	$50,000,000.00
The Bank of New York Mellon	$50,000,000.00

NOTICE ADDRESSES

Party	Address
WGL Holdings, Inc.	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 Attention: Anthony Nee, Treasurer Telephone: (202) 624-6588 Facsimile: (202) 842-2880 Email: anee@washgas.com
U.S. Bank National Association	U.S. Bank National Association 800 Nicollet Mall, BC-MN-H03R Minneapolis, MN 55402 Attention: Richard Simons Telephone: (612) 303-9369 Facsimile: (612) 303-3851 Email: richard.simons1@usbank.com
TD Bank, N.A.	TD Bank, N.A. 77 King St. W., 25th Floor TD North Tower Toronto, ON M5K1A2 Attention: Sherry Zheng Telephone: (416) 308-7895 Facsimile: (705) 797-6913 Email: Sherry.Zheng@tdsecurities.com
Branch Banking and Trust Company	Branch Banking and Trust Company 8200 Greensboro Drive, Suite 1000 McLean, VA 22102 Attention: Divina Tamayo Telephone: (703) 442-4038 Facsimile: (888) 707-3035 Email: Dtamayo@bbandt.com
The Bank of New York Mellon	The Bank of New York Mellon 6023 Airport Road, 2nd Floor Oriskany, NY 13424 Attention: Steven R. Murphy Telephone: (315) 765-4317 Facsimile: (315) 765-4822 Email: Steven.Murphy@bnymellon.com

Schedule 2.13
LENDING INSTALLATIONS

Lender	Lending Installation (if different from Notice Address)
U.S. Bank National Association	Same as Notice Address
TD Bank, N.A.	Same as Notice Address
Branch Banking and Trust Company	Same as Notice Address
The Bank of New York Mellon	Same as Notice Address

Schedule 4.3
LITIGATION
None.

Schedule 4.6
REGULATORY APPROVAL
None.

Schedule 4.8
EMPLOYEE BENEFIT PLANS
Members of the Borrower’s Controlled Group provide health care and life insurance benefits for certain of their retired employees. Employees of the participating members may become eligible for such health care and life insurance benefits if (i) they meet specified age and service requirements, or (ii) they attain retirement status under the Washington Gas Light Company Employees’ Pension Plan while working for the member of the Controlled Group.

Schedule 4.11
ENVIRONMENTAL MATTERS
None.

Schedule 4.13
SUBSIDIARIES
The Utility
Crab Run Gas Company
Hampshire Gas Company
Washington Gas Resources Corp.
(Subsidiaries of Washington Gas Resources Corp.)
WGL Energy Services, Inc.
WGL Energy Systems, Inc.
(Subsidiary of WGL Energy Systems, Inc.)
ASD Solar L.P.
WGSW, Inc.
WGL Midstream, Inc.
(Subsidiaries of WGL Midstream, Inc.)
WGL Midstream CP, LLC
WGL Midstream MP, LLC
(Subsidiary of WGL Midstream MP, LLC)
Meade LLC
WGL Midstream MVP, LLC